                           CONSOLIDATED PRODUCTS, INC.
                              500 Century Building
                          36 South Pennsylvania Street
                           Indianapolis, Indiana 46204
                                 (317) 633-4100

                              NOTICE OF REDEMPTION
                                       OF
         10% SUBORDINATED CONVERTIBLE DEBENTURES DUE NOVEMBER 30, 2002
                                       OF
                           CONSOLIDATED PRODUCTS, INC.

                                February 15, 1995

     The "No Call" period for the 10% Subordinated Convertible Debentures Due November 30, 2002, CUSIP Number 209798AA5 (the "Debentures") issued by Consolidated Products, Inc. (the "Company") expired November 30, 1994, and the Company has elected, at its option, to call on April 4, 1995, all of the outstanding Debentures as permitted by Section 11-1(a), of the Indenture dated as of November 30, 1990, between the Company and Ameritrust Texas National Association (now known as Texas Commerce Bank), Trustee (the "Indenture"). You have the right to convert the principal amount of the Debentures held by you into Common Stock of the Company through APRIL 3, 1995, at a conversion price of $2.82 of Debenture principal per share; otherwise you will receive cash in the principal face amount of the Debentures (the "Redemption Price"), plus accrued interest. (Example: $28,200 in Debenture principal may be converted into 10,000 shares of the Company's Common Stock or may be redeemed in cash for $28,200.
See also Market Considerations at page 3.) On and after APRIL 4, 1995 (the "Redemption Date"), you will NOT be entitled to convert your Debentures into Common Stock, but will have only the right to receive the Redemption Price plus accrued interest. No interest on Debentures will accrue on or after the Redemption Date. The following is a more detailed description of your right to elect either conversion of your Debentures to Common Stock, or redemption of your Debentures for cash, and the consequences of each.

CONVERSION TO COMMON STOCK

     As a holder of Debentures, you have the right, prior to the Redemption Date, to convert all or a portion of the Debentures into Common Stock. You may tender the Debentures for conversion into fully paid and nonassessable shares of Common Stock at a conversion price of $2.82 in Debenture principal per share, at any time up to, but not later than, 5:00 p.m., Eastern Standard Time on April 3, 1995. This represents a conversion rate of 35.46 shares of Common Stock per $100 principal amount of Debentures. To be entitled to convert your Debentures into Common Stock, the Debenture Certificate(s) to be converted must be received by Bank One, Indianapolis, N.A. (the "Agent"), at the address below, by 5:00 p.m. Eastern Standard Time on April 3, 1995 (the "Conversion Date"). You MUST elect conversion either in the space provided on the enclosed Letter of Transmittal or by completing the reverse of the Debenture Certificate(s).

                           Bank One Indianapolis, N.A.
                         Attn: Stock Transfer Department
                       Bank One Center/Tower - Suite 1611
                               111 Monument Circle
                        Indianapolis, Indiana 46209-0497

     Unless you specifically request Immediate Conversion, as that term is hereinafter defined, all conversions of Debentures into Common Stock will be made effective as of 5:00 p.m. Eastern Standard Time on the April 3, 1995
Conversion Date.   If you elect Immediate Conversion, your Debentures will be converted effective as of the date (prior to April 3, 1995)upon which you fulfill all of the conditions for conversion; however, if you elect Immediate Conversion you will NOT be entitled to receive any portion of the interest payable on April 1, 1995 for the period from January 1, 1995 through March 31, 1995. Interest payable April 1, 1995 will be paid only to Debenture holders whose Debentures are converted on the Conversion Date.

     Certificates for Common Stock acquired upon conversion of Debentures will be issued in the name of the person(s) whose name(s) appear on the Debenture Certificate(s), unless otherwise directed in the Letter of Transmittal (see Box
B), and will be delivered to the address of the Debenture holder appearing on the records of the Trustee unless otherwise directed in the Letter of Transmittal (see Box C). If Common Stock is to be issued to anyone other than the registered holder(s) of Debentures, then the Debentures must be accompanied by proper instruments of transfer and accompanied by funds in the amount of any stock transfer tax which may be payable. (See Instruction 5 in the Letter of Transmittal.)

     IMPORTANT NOTE: ALL DELIVERIES OF DEBENTURES PURSUANT TO AN ELECTION TO CONVERT INTO COMMON STOCK WILL BE DEEMED MADE AS OF THE CONVERSION DATE UNLESS IMMEDIATE CONVERSION IS ELECTED. YOU WILL RECEIVE INTEREST FROM JANUARY 1, 1995 TO APRIL 1, 1995 ON DEBENTURES CONVERTED INTO COMMON STOCK ON THE CONVERSION DATE. YOU WILL RECEIVE NO INTEREST PAYMENT ON DEBENTURES CONVERTED INTO COMMON STOCK IF YOU ELECT IMMEDIATE CONVERSION. UNLESS YOU ELECT IMMEDIATE CONVERSION YOU MAY REVOKE A PRIOR CONVERSION ELECTION AND RECEIVE THE REDEMPTION PRICE BY GIVING WRITTEN NOTICE OF REVOCATION TO THE AGENT PRIOR TO THE CONVERSION DATE.

     The number of full shares of Common Stock issuable upon conversion will be computed on the aggregate principal amount of Debentures you surrender for conversion. If conversion results in a fraction of a share, an amount in cash equal to the market value of such fractional share of Common Stock, determined by the last closing sale price on the NASDAQ National Market System on the last business day immediately preceding the date of conversion of your Debentures into Common Stock, will be paid to you by the Company. Certificates of Common Stock to be issued upon conversion of Debentures will be mailed as soon as practicable after the conversion is effected.

YOUR RIGHT TO CONVERT DEBENTURES INTO COMMON STOCK OF THE COMPANY WILL TERMINATE AT 5:00 P.M., EASTERN STANDARD TIME ON APRIL 3, 1995. ANY DEBENTURES WHICH HAVE NOT BEEN RECEIVED BY THE AGENT FOR CONVERSION BY 5:00 P.M., EASTERN STANDARD TIME, ON APRIL 3, 1995, WILL BE AUTOMATICALLY REDEEMED FOR CASH AS SET FORTH BELOW.

REDEMPTION FOR CASH

     Payment of the Redemption Price (plus accrued interest from January 1, 1995 up to the April 4, 1995 Redemption Date, in the amount of $2.583 per $100 of Debenture principal) will be made upon presentation and surrender of the Debenture Certificate(s), accompanied by a properly completed, duly executed Letter of Transmittal, to the Agent at its address as set forth above and in the Letter of Transmittal, at any time up to or after the Redemption Date. No interest will be paid on or after the April 4, 1995 Redemption Date.

PARTIAL CONVERSION/PARTIAL REDEMPTION

     You may elect to convert a portion of your Debentures into Common Stock and redeem a portion for cash. The principal amount you elect to convert must be in multiples of $100.

                      INFORMATION FOR HOLDERS OF DEBENTURES

EXAMPLE OF CONVERSION AND REDEMPTION.

Assumptions  -     Holder owns $28,200 in principal face value of 10%
                   Convertible Subordinated Debentures; Consolidated Products,
                   Inc. Common Stock is trading at a price of $10.00 per share;
                   conversion rate is $2.82 principal amount per share; and holder does not elect Immediate Conversion.

CONVERSION  -      Holder would receive 10,000 shares ($28,200 DIVIDED BY $2.82)
TO COMMON          at a market value of $100,000 (10,000 x $10.00), plus $705.00
STOCK              in interest from January 1, 1995 to April 1, 1995, in cash.

REDEMPTION  -      Holder would receive $28,928.50 in cash (principal face
FOR CASH           amount of $28,200 plus $728.50 in interest from January 1,
                   1995 to April 4, 1995.)

MARKET CONSIDERATIONS

     THE COMPANY'S COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL
MARKET SYSTEM. ON FEBRUARY 10, 1995 THE CLOSING SALE PRICE OF SUCH STOCK WAS $10.25, AND AS LONG AS THE MARKET PRICE OF THE COMMON STOCK IS MORE THAN $2.82 PER SHARE, A HOLDER OF DEBENTURES WILL RECEIVE UPON CONVERSION: (I) COMMON STOCK, (II) CASH IN LIEU OF A FRACTIONAL SHARE, AND (III) INTEREST, WHICH HAVE A CURRENT AGGREGATE MARKET VALUE GREATER THAN THE AMOUNT OF CASH (INCLUDING ACCRUED INTEREST TO THE REDEMPTION DATE) WHICH SUCH HOLDER WOULD RECEIVE IF HE SURRENDERED SUCH DEBENTURES FOR REDEMPTION. THERE CAN BE NO ASSURANCES AS TO THE MARKET PRICE OF THE COMMON STOCK AT ANY TIME RELEVANT TO THE CONVERSION OF DEBENTURES.

TAX CONSIDERATIONS

     The Company has been advised that, under existing law, holders of Debentures who exercise their right to convert to Common Stock should not realize, as a result of such conversion, any gain or loss for federal income tax purposes (except any gain or loss arising from the receipt of cash in lieu of fractional shares of Common Stock and any tax on interest income). Gain or loss may be recognized for federal income tax purposes by those holders who sell their Debentures or surrender them for redemption. If the Debentures are a capital asset in their hands, holders may treat such gain or loss as a capital gain or loss. The Company recommends that you consult your own tax advisor as to the federal, state and local income tax treatment applicable to you on redemption, sale or conversion of the Debentures.

                                     *******

     Under federal income tax law, the Agent and/or the Company may be required to withhold 31% of payments to holders presenting their securities for redemption who have failed to furnish a Taxpayer Identification Number to the Agent, certified to be correct under penalty of perjury. You may make certification to the Agent and/or the Company on Substitute Form W-9, a copy of which is included with the enclosed Letter of Transmittal for your convenience.


                              CONSOLIDATED PRODUCTS, INC.

                              Cheryl J. Wendling
                              Vice President, Secretary and
                              General Counsel